EXHIBIT 10.12

GUARANTY AGREEMENT
dated as of June 12, 2020
by and among
Certain Domestic Subsidiaries of
NATIONAL INSTRUMENTS CORPORATION,
as Guarantors,
in favor of
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

i

Table of Contents
(continued)

		Page
Section 5.10	All Powers Coupled with Interest	13
Section 5.11	Survival of Indemnities	13
Section 5.12	Severability of Provisions	13
Section 5.13	Counterparts	13
Section 5.14	Integration	13
Section 5.15	Advice of Counsel, No Strict Construction	13
Section 5.16	Acknowledgments	14
Section 5.17	Releases	14
Section 5.18	Additional Guarantors	14
Section 5.19	Secured Parties	14
Section 5.20	Subordination of Intercompany Indebtedness	14

ii

THIS GUARANTY AGREEMENT (this "Guaranty"), dated as of June 12, 2020, is made by certain Domestic Subsidiaries of NATIONAL INSTRUMENTS CORPORATION, a Delaware corporation (such Domestic Subsidiaries, collectively, the "Guarantors" and each, a "Guarantor"), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the "Administrative Agent"), for the benefit of itself and the Secured Parties.
STATEMENT OF PURPOSE
Pursuant to the terms of the Credit Agreement dated of even date herewith (the "Credit Agreement"), by and among the Borrower, the Lenders and the Administrative Agent, the Lenders have agreed to make Extensions of Credit to the Borrower upon the terms and subject to the conditions set forth therein.
The Borrower and the Guarantors, though separate legal entities, acknowledge that all Extensions of Credit to the Borrower will inure, directly or indirectly, to the benefit of each of the Guarantors.
It is a condition precedent to the obligation of the Lenders to make their respective Extensions of Credit to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty to the Administrative Agent, for the benefit of the Secured Parties.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Extensions of Credit to the Borrower thereunder, the Guarantors hereby, jointly and severally agree with the Administrative Agent, for the benefit of the Secured Parties, as follows:
AGREEMENT
ARTICLE I

DEFINED TERMS

SECTION 1.2 Definitions. The following terms when used in this Guaranty shall have the meanings assigned to them below:

"Additional Guarantor" means each Domestic Subsidiary of the Borrower which hereafter becomes a Guarantor pursuant to Section 5.18 hereof and Section 8.10 of the Credit Agreement.
"Guaranteed Obligations" has the meaning assigned thereto in Section 2.1.
        SECTION 1.2 Other Definitional Provisions.

1.Terms defined in the Credit Agreement and not otherwise defined herein shall have the meaning assigned thereto in the Credit Agreement.

2.The terms of Sections 1.2, 1.6, 1.7 and 12.15 of the Credit Agreement are incorporated herein by reference as if fully set forth herein; provided that references therein to "Agreement" shall mean this Guaranty.

3.Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Guarantor, shall refer to such Guarantor’s Collateral or the relevant part thereof.

ARTICLE II

GUARANTY

        SECTION 2.1 Guaranty. Each Guarantor hereby, jointly and severally with the other Guarantors, absolutely, irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, to the Administrative Agent for the benefit of the Secured Parties, and their respective permitted successors, endorsees, transferees and assigns, the prompt payment and performance of all Secured Obligations of the Borrower and its Subsidiaries, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against the Borrower or any other Credit Party, whether or not discharged, stayed or otherwise affected by any Debtor Relief Law or proceeding thereunder, whether created directly with the Administrative Agent or any other Secured Party or acquired by the Administrative Agent or any other Secured Party through assignment or endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all of the foregoing being hereafter collectively referred to as the "Guaranteed Obligations"). Notwithstanding anything in this Guaranty, in no event shall any Guarantor have any liability or obligation hereunder in respect of any Excluded Swap Obligations of such Guarantor.

        SECTION 2.2 Bankruptcy Limitations on Guarantors. Notwithstanding anything to the contrary contained in Section 2.1, it is the intention of each Guarantor and the Secured Parties that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Guarantor or its assets, the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Debtor Relief Laws after giving effect to Section 2.3(a). To that end, but only in the event and to the extent that after giving effect to Section 2.3(a), such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) or any payment made by such Guarantor pursuant to such Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) would, but for the operation of the first sentence of this Section 2.2, be subject to avoidance or recovery in any such proceeding under Debtor Relief Laws after giving effect to Section 2.3(a), the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) shall be limited to the largest amount which, after giving effect thereto, would not, under Debtor Relief Laws, render such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Secured Parties) unenforceable or avoidable or otherwise subject to recovery under Debtor Relief Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this Section 2.2 and is otherwise subject to avoidance and recovery in any such proceeding under Debtor Relief Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the first sentence of this Section 2.2 shall in all events remain in full force and effect and be fully enforceable against such Guarantor. The first sentence of this Section 2.2 is intended solely to preserve the rights of the Secured Parties hereunder against such Guarantor in such proceeding to the maximum extent permitted by Debtor Relief Laws and neither such Guarantor, the Borrower, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Debtor Relief Laws in such proceeding.

        SECTION 2.3 Agreements for Contribution.

        (a) The Guarantors hereby agree among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 2.3(a) shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as the Guaranteed Obligations (other than (1) contingent indemnification and reimbursement obligations, (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements that are not then due and payable and (3) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender shall have been made) have been paid in full in cash and the Commitments terminated, and none of the Guarantors shall exercise any right or remedy under this Section 2.3(a) against any other Guarantor until such Guaranteed Obligations have been paid in full in cash and the Commitments terminated. For purposes of this Section 2.3(a), (i) "Excess Amount" means, (for any Guarantor the amount by which the aggregate present fair salable value of its assets and properties exceeds the amount of its debts and liabilities and including probable, contingent, subordinated, unmatured, and unliquidated liabilities, but excluding its obligations hereunder) provided that if the fair salable value of the assets and properties of any Guarantor does not exceed such Guarantor’s debts and liabilities (including obligations hereunder) such Guarantor’s Excess Amount shall be zero (0); (ii) "Excess Payment" means the amount paid by any Guarantor in excess of its Ratable Share (as defined below) of any Guaranteed Obligations; (iii) "Ratable Share" means, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (A) the Excess Amount of such Guarantor to (B) the sum of the Excess Amounts of all of the Guarantors; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (iv) "Contribution Share" means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (A) the Excess Amount of such Guarantor to (B) the sum of the Excess Amounts of all of the Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. This Section 2.3 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Applicable Law against the Borrower in respect of any payment of Guaranteed Obligations.

        (b) No Subrogation. Notwithstanding any payment or payments by any of the Guarantors hereunder, or any setoff or application of funds of any of the Guarantors by the Administrative Agent or any other Secured Party, or the receipt of any amounts by the Administrative Agent or any other Secured Party with respect to any of the Guaranteed Obligations, none of the Guarantors shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Secured Party against the Borrower or the other Guarantors or against any collateral security held by the Administrative Agent or any other Secured Party for the payment of the Guaranteed Obligations nor shall any of the Guarantors seek any reimbursement or contribution from the Borrower or any of the other Guarantors in respect of payments made by such Guarantor in connection with the Guaranteed Obligations, until all amounts owing to the Administrative Agent and the Secured Parties on account of the Guaranteed Obligations (other than (1) contingent indemnification and reimbursement obligations, (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements that are not then due and payable and (3) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender have been made) are paid in full in cash and the Commitments are terminated. If any amount shall be paid to any Guarantor on account of such subrogation reimbursement or contribution rights at any time when all of such Guaranteed Obligations shall not have been paid in full (other than (1) contingent indemnification and reimbursement obligations, (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements that are not then due and payable and (3) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender have been made), such amount shall be held by such Guarantor in trust for the Administrative Agent, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.

        SECTION 2.4 Nature of Guaranty.

        (a) Each Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

i.the genuineness, legality, validity, regularity, enforceability or any future amendment of, or change in, or supplement to, the Credit Agreement, any other Loan Document, any Cash Management Agreement or any Hedge Agreement or any other agreement, document or instrument to which the Borrower, any Guarantor or any of their respective Subsidiaries or Affiliates is or may become a party, (including any increase in the Secured Obligations resulting from any extension of additional credit or otherwise);

ii.any action under or in respect of the Credit Agreement, any other Loan Document, any Cash Management Agreement or any Hedge Agreement in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, power or privileges (including any manner of sale, disposition or any application of any sums by whomever paid or however realized to any Guaranteed Obligations owing by the Borrower or any Guarantor to the Administrative Agent or any other Secured Party in such manner as the Administrative Agent or any other Secured Party shall determine in its reasonable discretion);

iii.the absence of any action to enforce this Guaranty, the Credit Agreement, any other Loan Document, any Cash Management Agreement or any Hedge Agreement or the waiver or consent by the Administrative Agent or any other Secured Party with respect to any of the provisions of this Guaranty, the Credit Agreement, any other Loan Document, any Cash Management Agreement or any Hedge Agreement;

iv.the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the

Administrative Agent or any other Secured Party in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty);

v.any structural change in, restructuring of or other similar organizational change of the Borrower, any Guarantor, any other guarantors or any of their respective Subsidiaries or Affiliates; or

vi.any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by each Guarantor that, subject to the first sentence of Section 2.2, its obligations under this Guaranty shall not be discharged until the final payment and performance, in full, of the Guaranteed Obligations (other than (1) contingent indemnification and reimbursement obligations, (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements that are not then due and payable and (3) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender have been made) and the termination of the Commitments.

        (b) Each Guarantor represents, warrants and agrees that the Guaranteed Obligations and its obligations under this Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind (other than the defense of payment) against the Administrative Agent, the other Secured Parties or the Borrower whether now existing or which may arise in the future.

        (c) Each Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty, and all dealings among the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

        SECTION 2.5 Waivers. To the extent permitted by Applicable Law, each Guarantor expressly waives all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):

        (a) any rights it may now or in the future have under any statute, or at law or in equity, or otherwise, to compel the Administrative Agent or any other Secured Party to proceed in respect of the Guaranteed Obligations against the Borrower or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Guarantor;

        (b) any defense based upon the failure of the Administrative Agent or any other Secured Party to commence an action in respect of the Guaranteed Obligations against the Borrower, such Guarantor, any other guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;

        (c) any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its obligations under, or the enforcement by the Administrative Agent or the other Secured Parties of this Guaranty;

(d) any right of diligence, presentment, demand, protest and notice (except as specifically required herein or in the other Loan Documents) of whatever kind or nature with respect to any of the Guaranteed Obligations or any requirement that any Secured Party protect, secure, perfect or insure any Lien or any property subject thereto and waives, to the fullest extent permitted by Applicable Law, the benefit of all provisions of Applicable Law which are or might be in conflict with the terms of this Guaranty;

(e) any and all right to notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any other Secured Party upon, or acceptance of, this Guaranty; and

(f) any right of setoff or recoupment or counterclaim against or in respect of the Guaranteed Obligations

Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any other Secured Party which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such Secured Party, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Credit Agreement, the other Loan Documents, the Cash Management Agreements and the Hedge Agreements and, but for this Guaranty and such waivers, the Administrative Agent and other Secured Parties would decline to enter into the Credit Agreement, the other Loan Documents, the Cash Management Agreements and the Hedge Agreements.
        SECTION 2.6 Modification of Loan Documents, etc. Neither the Administrative Agent nor any other Secured Party shall incur any liability to any Guarantor as a result of any of the following, and none of the following shall impair or release this Guaranty or any of the obligations of any Guarantor under this Guaranty:

        (a) any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Guaranteed Obligations;

        (b) any action under or in respect of the Credit Agreement, any other Loan Document, any Cash Management Agreement or any Hedge Agreement in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, powers or privileges;

        (c) any amendment to, or modification of, in any manner whatsoever, any Loan Document, any Cash Management Agreement or any Hedge Agreement;

        (d) any extension or waiver of the time for performance by any Guarantor, any other guarantor, the Borrower or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document, a Cash Management Agreement or a Hedge Agreement, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

        (e) the taking and holding of security or collateral for the payment of the Guaranteed Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the other Secured Parties have been granted a Lien, to secure any Indebtedness of any Guarantor, any other guarantor or the Borrower to the Administrative Agent or the other Secured Parties;

        (f) the release of anyone who may be liable in any manner for the payment of any amounts owed by any Guarantor, any other guarantor or the Borrower to the Administrative Agent or any other Secured Party;

(g) any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor, any other guarantor or the Borrower are subordinated to the claims of the Administrative Agent or any other Secured Party; or

(h) any application of any sums by whomever paid or however realized to any Guaranteed Obligations owing by any Guarantor, any other guarantor or the Borrower to the Administrative Agent or any other Secured Party in such manner as the Administrative Agent or any other Secured Party shall determine in its reasonable discretion.

        SECTION 2.7 Demand by the Administrative Agent. In addition to the terms set forth in this Article II and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations are declared to be immediately due and payable, then the Guarantors shall, upon demand in writing therefor by the Administrative Agent to the Guarantors, pay all or such portion of the outstanding Guaranteed Obligations due hereunder then declared due and payable.

        SECTION 2.8 Remedies. Upon the occurrence and during the continuance of any Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, enforce against the Guarantors their obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under the Credit Agreement, the other Loan Documents, the Cash Management Agreements, the Hedge Agreements or otherwise.

        SECTION 2.9 Benefits of Guaranty. The provisions of this Guaranty are for the benefit of the Administrative Agent and the other Secured Parties and their respective permitted successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower and its Subsidiaries, the Administrative Agent and the other Secured Parties, the obligations of the Borrower and its Subsidiaries under the Loan Documents, the Cash Management Agreements or the Hedge Agreements. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Administrative Agent or any other Secured Party to any Person or Persons as permitted under the Credit

Agreement, any reference to an "Administrative Agent", or "Secured Party" herein shall be deemed to refer equally to such Person or Persons.

        SECTION 2.10 Termination; Reinstatement.

        (a) Subject to clause (c) below, this Guaranty shall remain in full force and effect until all the Guaranteed Obligations (other than (1) contingent indemnification and reimbursement obligations, (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements that are not then due and payable and (3) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender have been made) shall have been paid in full in cash and the Commitments terminated.

        (b) No payment made by the Borrower, any Guarantor, any other guarantor or any other Person received or collected by the Administrative Agent or any other Secured Party from the Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any setoff or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the obligations of the Guarantors or any payment received or collected from such Guarantor in respect of the obligations of the Guarantors), remain liable for the obligations of the Guarantors up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations (other than (1) contingent indemnification and reimbursement obligations, (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements that are not then due and payable and (3) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender have been made) shall have been paid in full in cash and the Commitments terminated.

        (c) Each Guarantor agrees that, if any payment made by the Borrower or any other Person applied to the Guaranteed Obligations is at any time avoided, annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened avoidance claim, or the proceeds of any Collateral are required to be refunded by the Administrative Agent or any other Secured Party to the Borrower, its estate, trustee, receiver or any other Person, including, without limitation, any Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, each Guarantor’s liability hereunder (and any Lien or Collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered (and if any Lien or Collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien or Collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment (or any Lien or Collateral securing such obligation).

        SECTION 2.11 Payments. Any payments by the Guarantors shall be made to the Administrative Agent, to be credited and applied to the Guaranteed Obligations in accordance with Section 10.4 of the Credit Agreement, in immediately available Dollars to an account designated by the Administrative Agent or at the Administrative Agent’s Office or at any other address that may be specified in writing from time to time by the Administrative Agent.

        SECTION 2.12 Keepwell. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Guaranty and the other Loan Documents in respect of Swap Obligations other than Excluded Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under Debtor Relief Laws and not for any greater amount). Subject to Section 2.10, the obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations (other than (1) contingent indemnification and reimbursement obligations, (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements that are not then due and payable and (3) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender have been made) shall have been paid in full in cash and the Commitments terminated. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a "keepwell, support or other agreement" for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section, "Qualified ECP Guarantor" means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an "eligible contract participant" under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an "eligible contract participant" at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Secured Parties to make their respective Extensions of Credit, Secured Cash Management Agreements and/or Secured Hedge Agreements, as applicable, to the Borrower or another Credit Party (as the case may be), each Guarantor hereby represents and warrants to the Administrative Agent that:
        SECTION 3.1 Organization; Power; Qualification. Such Guarantor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other necessary company power and authority, and the legal right, to own and operate its Properties, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, and (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Properties or conduct of its business requires such qualification, except jurisdictions where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.

        SECTION 3.2 Authorization of Guaranty and other Loan Documents. Such Guarantor has the corporate or other necessary company power and authority and has taken all necessary corporate or other necessary company action on the part of such Guarantor to authorize the execution, delivery and performance of this Guaranty and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Guaranty and each of the other Loan Documents to which it is a party have been duly executed and delivered on behalf of such Guarantor by the duly authorized officers of such Guarantor, and each such document constitutes the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

        SECTION 3.3 Compliance of Guaranty and other Loan Documents. The execution, delivery and performance by such Guarantor of this Guaranty and each other Loan Document to which it is a party, in accordance with their respective terms and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to such Guarantor, (b) conflict with, result in a breach of or constitute a default under the Organizational Documents of such Guarantor, (c) conflict with, result in a breach of or constitute a default under any material indenture, loan agreement, mortgage, deed of trust, contract or any other material agreement or instrument to which such Guarantor is a party or by which any of its properties may be bound or any Governmental Approval relating to such Guarantor, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Guarantor other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty other than consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.

        SECTION 3.4 Compliance with Law; Governmental Approvals. Each Guarantor (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each case (a), (b) or (c) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV

COVENANTS

Until the Guaranteed Obligations (other than (1) contingent indemnification and reimbursement obligations, (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements that are not then due and payable and (3) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender have been made) shall have been paid in full in cash and the Commitments terminated each Guarantor covenants and agrees that it will perform and observe, and cause each of its Subsidiaries to perform and observe, all of the terms, covenants and agreements set forth in the Loan Documents that are required to be, or that the Borrower has agreed to cause to be, performed or observed by such Guarantor or its Subsidiary.

ARTICLE V

MISCELLANEOUS

        SECTION 5.1 Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 12.1 of the Credit Agreement; provided that notices and communications to the Guarantors shall be directed to the Guarantors, care of the Borrower, at the address of the Borrower set forth in Section 12.1 of the Credit Agreement.

        SECTION 5.2 Amendments, Waivers and Consents. None of the terms or provisions of this Guaranty may be waived, amended, supplemented or otherwise modified, nor any consent be given, except in accordance with Section 12.2 of the Credit Agreement.

        SECTION 5.3 Expenses; Indemnification; Waiver of Consequential Damages, etc.

        (a) The Guarantors shall, jointly and severally, pay all out-of-pocket expenses (including, without limitation, attorney’s fees and expenses) incurred by the Administrative Agent and each other Secured Party without duplication of and to the extent the Borrower would be required to do so pursuant to Section 12.3 of the Credit Agreement.

        (b) The Guarantors shall, jointly and severally, pay and indemnify each Recipient against Indemnified Taxes without duplication of and to the extent the Borrower would be required to do so pursuant to Section 5.11 of the Credit Agreement.

        (c) The Guarantors shall, jointly and severally, indemnify each Indemnitee without duplication of and to the extent the Borrower would be required to do so pursuant to Section 12.3 of the Credit Agreement.

        (d) Notwithstanding anything to the contrary contained in this Guaranty, to the fullest extent permitted by Applicable Law, each Guarantor agrees that it shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Guaranty, any other Loan Document, any Cash Management Agreement, any Hedge Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

        (e) No Indemnitee referred to in this Section 5.3 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Guaranty, the other Loan Documents, any Cash Management Agreements, any Hedge Agreements or the transactions contemplated hereby or thereby, except to the extent arising from such Indemnitee’s gross negligence or willful misconduct.

        (f) All amounts due under this Section 5.3 shall be payable promptly after demand therefor.

        (g) Each party’s obligations under this Section 5.3 shall survive the termination of the Loan Documents and the payment of the Obligations thereunder.

        SECTION 5.4 Right of Setoff. If an Event of Default shall have occurred and be continuing, upon any amount becoming due and payable by the Borrower under the Credit Agreement (whether at the sated maturity, by acceleration or otherwise) each Secured Party and each of its respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such

Secured Party or any such Affiliate to or for the credit or the account of such Guarantor to the same extent a Lender could do so under Section 12.4 of the Credit Agreement. The rights of each Secured Party and its respective Affiliates under this Section 5.4 are in addition to other rights and remedies (including other rights of setoff) that such Secured Party or its respective Affiliates may have. Each Secured Party agrees to notify such Guarantor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

        SECTION 5.5 Governing Law; Jurisdiction; Venue; Service of Process.

        (a) Governing Law. This Guaranty and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Guaranty and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York.

        (b) Submission to Jurisdiction. Each Guarantor agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise against the Administrative Agent, or any other Secured Party or any Related Party of the foregoing, in any way relating to this Guaranty or the transactions relating hereto in any forum other than the courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or in any other Loan Document shall affect any right that the Administrative Agent or any other Secured Party may otherwise have to bring any action, litigation or proceeding relating to this Guaranty or any other Loan Document against any Guarantor or its Properties in the courts of any jurisdiction.

        (c) Waiver of Venue. Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action, litigation or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in paragraph (b) of this Section 5.5. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 12.1 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

        (e) Appointment of the Borrower as Agent for the Guarantors. Each Guarantor hereby irrevocably appoints and authorizes the Borrower to act as its agent for service of process and notices required to be delivered under this Guaranty or under the other Loan Documents, it being understood and agreed that receipt by the Borrower of any summons, notice or other similar item shall be deemed effective receipt by such Guarantor and its Subsidiaries.

        SECTION 5.6 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT

MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.6.

        SECTION 5.7 Injunctive Relief. Each Guarantor recognizes that, in the event such Guarantor fails to perform, observe or discharge any of its obligations or liabilities under this Guaranty or any other Loan Document, any remedy of law may prove to be inadequate relief to the Administrative Agent and the other Secured Parties. Therefore, each Guarantor agrees that the Administrative Agent and the other Secured Parties, at the option of the Administrative Agent and the other Secured Parties, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

        SECTION 5.8 No Waiver by Course of Conduct, Cumulative Remedies. No course of dealing between any Guarantor, the Administrative Agent or any Secured Party or their respective agents or employees shall be effective to change, modify or discharge any provision of this Guaranty or any other Loan Documents or to constitute a waiver of any Event of Default. The enumeration of the rights and remedies of the Administrative Agent and the other Secured Parties set forth in this Guaranty is not intended to be exhaustive and the exercise by the Administrative Agent and the other Secured Parties of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 5.2), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No delay or failure to take action on the part of the Administrative Agent or any other Secured Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Secured Party would otherwise have on any future occasion.

        SECTION 5.9 Successors and Assigns. The provisions of this Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; except that no Guarantor may assign or otherwise transfer any of its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent and the other Secured Parties (except as otherwise provided by the Credit Agreement).

        SECTION 5.10 All Powers Coupled With Interest. All powers of attorney and other authorizations granted to the Secured Parties, the Administrative Agent and any Persons designated by the Administrative Agent or any other Secured Party pursuant to any provisions of this Guaranty or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Guaranteed Obligations (other than (1) contingent indemnification and reimbursement obligations, (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements that are not then due and payable and (3) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender have been made)

remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

        SECTION 5.11 Survival of Indemnities. Notwithstanding any termination of this Guaranty, the indemnities to which the Administrative Agent and the other Secured Parties are entitled under the provisions of Section 5.3 and any other provision of this Guaranty and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the other Secured Parties against events arising after such termination as well as before.

        SECTION 5.12 Severability of Provisions. Any provision of this Guaranty or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        SECTION 5.13 Counterparts. This Guaranty may be executed in any number of counterparts (and by different parties hereto in separate counterparts), each of which shall constitute an original, but all of which taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page to this Guaranty or any document or instrument delivered in connection herewith by facsimile or in electronic (i.e., "pdf" or "tif") form shall be effective as delivery of a manually executed counterpart of this Guaranty or such other document or instrument, as applicable.

        SECTION 5.14 Integration. This Guaranty and the other Loan Documents, and any separate letter agreements with respect to fees constitute the entire contract of the parties relating to the subject matter hereof and supersede all previous agreements and understandings, written or oral, relating to the subject matter hereof. In the event of any conflict between the provisions of this Guaranty and those of (a) the Credit Agreement, the provisions of the Credit Agreement shall control, (b) the Collateral Agreement, the provisions of the Collateral Agreement shall control and (c) any other Loan Document not referenced in clauses (a) and (b) above, the provisions of this Guaranty shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the other Secured Parties in any other Loan Document shall not be deemed a conflict with this Guaranty.

        SECTION 5.15 Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Guaranty with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

        SECTION 5.16 Acknowledgements. Each Guarantor hereby acknowledges that:

        (a) it has received a copy of the Credit Agreement and has reviewed and understands the same;

        (b) neither the Administrative Agent nor any other Secured Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guaranty or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

        (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Secured Parties or among the Guarantors and the Secured Parties.

        SECTION 5.17 Releases.
        (a) Subject to Section 11.9 of the Credit Agreement, at such time as the Guaranteed Obligations (other than (1) contingent indemnification and reimbursement obligations, (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements that are not then due and payable and (3) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender shall have been made) shall have been paid in full in cash and the Commitments have been terminated, this Guaranty and all obligations (other than those expressly stated to survive such termination or as may be reinstated after such termination) of the Administrative Agent and each Guarantor hereunder shall immediately and automatically terminate, all without delivery of any instrument or performance of any act by any other Person.

        (b) In the event that all the Equity Interests of any Guarantor of the Borrower shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, then, such Guarantor shall automatically be discharged and released from its obligations hereunder without any further action by any other Person effective immediately prior to the time of such sale, transfer or other disposition. At the request of the Borrower and at the expense of such Guarantor, the Administrative Agent shall promptly deliver confirmation of such discharge and release and, in addition to the foregoing, the Administrative Agent will execute and deliver to such Guarantor such documents as such Guarantor may reasonably request to evidence the release of such Guarantor from its obligations under this Guaranty, in each case, in accordance with the terms of this Guaranty and Section 11.9 of the Credit Agreement.

        SECTION 5.18 Additional Guarantors. Each Subsidiary of the Borrower that is required to become a party to this Guaranty pursuant to Section 8.10 of the Credit Agreement shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Subsidiary of a supplement in form and substance satisfactory to the Administrative Agent.

        SECTION 5.19  Secured Parties. Each Secured Party not a party to the Credit Agreement who obtains the benefit of this Guaranty shall be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of the Credit Agreement, and that with respect to the actions and omissions of the Administrative Agent hereunder or otherwise relating hereto that do or may affect such Secured Party, the Administrative Agent and each of its Affiliates shall be entitled to all the rights, benefits and immunities conferred under Article XI of the Credit Agreement.

        SECTION 5.20 Subordination of Intercompany Indebtedness. Any Indebtedness of any Borrower or any other Credit Party now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior payment in full in cash of all of the Guaranteed Obligations (other than (1) contingent indemnification and reimbursement obligations, (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements that are not then due and payable and (3) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender shall have been made).  Notwithstanding the foregoing, provided an Event of Default does not exist and the Administrative Agent shall have provided written notice to the Borrower that such payments may no longer be made, any Borrower or any other Credit Party may make any payments (whether principal, interest, fees, expenses or any other payment of any kind) to any Guarantor on account of any such Indebtedness.  After the occurrence and during the continuance of an Event of Default and if the Administrative Agent shall have provided written notice to the Borrower that such payments may no longer be made, none of the Guarantors will demand, sue for, or otherwise attempt to collect any such Indebtedness until the payment in full in cash of the Guaranteed Obligations (other than (1) contingent indemnification and reimbursement obligations, (2) obligations and liabilities under Secured Cash Management Agreements or Secured Hedge Agreements that are not then due and payable and (3) Letters of Credit that have either been Cash Collateralized or as to which arrangements satisfactory to the applicable Issuing Lender shall have been made) and termination or expiration of the Commitments under the Credit Agreement.  If any amount shall erroneously be paid to any Guarantor on account of any such Indebtedness of any Credit Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement.

[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the Guarantors has executed and delivered this Guaranty by their duly authorized officers, all as of the day and year first above written.

PHASE MATRIX, INC.,
a California corporation, as Guarantor

By:	/s/ Karen M. Rapp
Name: Karen M. Rapp
Title: Treasurer

[Signature Page to Guaranty Agreement]

Acknowledged by the Administrative Agent as of the day and year first written above:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Chad D. Johnson
Name: Chad D. Johnson
Title: Senior Vice President

[Signature Page to Guaranty Agreement]